Exhibit 99

Ibis Technology Announces Public Offering

    DANVERS, Mass.--(BUSINESS WIRE)--Oct. 17, 2003--Ibis Technology Corporation (Nasdaq NM: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced the public offering of 870,000 shares of its common stock. The offering is being underwritten by CDC Securities. Ibis has granted CDC Securities an option to purchase up to an additional 130,000 shares of common stock to cover over-allotments, if any. All of the shares are being offered by Ibis through a prospectus supplement pursuant to Ibis' shelf registration statement, which was declared effective by the Securities Exchange Commission on October 3, 2003. The offering is expected to close today.
    CDC Securities is a subsidiary of CDC IXIS Capital Markets North America Inc. which is the U.S.-based capital markets arm of AAA-rated French bank CDC IXIS.
    The Company intends to use the net proceeds from the offering of the shares to fund research and development, capital expenditures, working capital and general corporate purposes.
    Commenting on this public offering, Martin Reid, President and Chief Executive Officer stated, "We are pleased that CDC Securities has the capability to expand our institutional investor base with quality investors here in the U.S., as well as in Europe."
    This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers and sales of the shares may only be made by delivery of a prospectus for the offering. Copies of the final prospectus relating to the offering may be obtained from CDC Securities at 590 Madison Avenue, Suite 2500, New York, NY 10022 or by calling (212) 891-5844.
    "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Matters discussed in this press release, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The Company's operating results may be affected by many factors, including but not limited to product demand and market acceptance risks, the impact of competitive products, technologies and pricing, general economic conditions, future changes in export laws or regulations, the cyclical nature of the semiconductor industry and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's Form 10-K for the fiscal year ended December 31, 2002.

    About Ibis Technology

    Ibis Technology Corporation is the leading provider of SIMOX-SOI (Separation-by-IMplantation-of-OXygen Silicon-On-Insulator) equipment and wafers for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at www.ibis.com.

    CONTACT: Ibis Technology Corporation
             Debra L. Nelson, 978-777-4247
             or
             For Ibis Technology
             IR/PR Counsel:
             Bill Monigle, 603-424-1184